As filed with the Securities and Exchange Commission on May 7, 2018.

Registration No. 333-224434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVO Payments, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7389	82-1304484
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ten Glenlake Parkway, South Tower, Suite 950

Atlanta, Georgia 30328

(516) 479-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James G. Kelly

Chief Executive Officer

EVO Payments, Inc.

Ten Glenlake Parkway, South Tower, Suite 950

Atlanta, Georgia 30328

(516) 479-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Keith M. Townsend Alan J. Prince Zachary L. Cochran King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 572-4600	Steven J. de Groot Executive Vice President and General Counsel EVO Payments, Inc. Ten Glenlake Parkway, South Tower, Suite 950 Atlanta, Georgia 30328 (516) 479-9000	Marc D. Jaffe Ian D. Schuman Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	$100,000,000	$12,450(3)

(1)	Includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

EVO Payments, Inc. has prepared this Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-224434) solely for the purpose of filing certain exhibits as indicated in Item 16 of Part II of this Amendment No. 1. No change is made to the preliminary prospectus constituting Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the various expenses, other than the underwriting discounts and commissions, expected to be incurred by EVO Payments, Inc. (the “Registrant”) in connection with the issuance and sale of Class A common stock being registered. All amounts are estimated except for Securities and Exchange Commission (“SEC”) registration fees, Financial Industry Regulatory Authority (“FINRA”) filing fees and The Nasdaq Global Select Market listing fees.

SEC registration fee	$	*
FINRA filing fee		*
The Nasdaq Global Select Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be completed by amendment

Item 14. Indemnification of directors and officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, which we refer to as Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent sales of unregistered securities.

On April 21, 2017, in connection with its formation, the Registrant sold 100 of its shares of Class A common stock to an officer of the Registrant for an aggregate consideration of $100. The shares of Class A common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

In connection with the acquisition of Sterling Payment Technologies (“Sterling”), on January 4, 2017, EVO Investco, LLC (“EVO Investco”) agreed with Sterling’s president and chief executive officer that, if one of EVO Investco’s affiliates (which would include the Registrant) completes an initial public offering of its stock prior to September 30, 2017, (1) that affiliate will issue him options to acquire shares with an aggregate value of $475,000 and (2) he may elect to receive such affiliate’s publicly traded stock with an aggregate value of $525,000 in lieu of a cash severance payment under his employment agreement with EVO Investco. The options and shares of Class A common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

In connection with EVO Investco’s acquisition of Zenith Merchant Services (“Zenith”) on May 1, 2017, EVO Investco agreed to make certain earn-out payments to the sellers upon Zenith’s satisfaction of certain thresholds tied to Zenith’s continuing performance. Following the completion of this offering, the sellers may elect to receive any subsequent earn-out payments in either cash or in shares of Class A common stock. The shares of Class A common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

In connection with the Reorganization Transactions described in the section titled “Organizational structure—Reorganization transactions” in the prospectus forming a part of this Registration Statement, based on an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of the prospectus, the Registrant will issue an aggregate of                  shares of its Class A common stock,                 shares of its Class B common stock,                  shares of its Class C common stock and                  shares of its Class D common stock to the Continuing LLC Owners and to current and former members of the Registrant’s management and certain of the Registrant’s employees. The shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement.

3.1		Form of Amended and Restated Certificate of Incorporation of EVO Payments, Inc.

3.2		Form of Amended and Restated Bylaws of EVO Payments, Inc.

4.1		Specimen Stock Certificate for Class A Common Stock of EVO Payments, Inc.

5.1	*	Opinion of King & Spalding LLP.

10.1		Form of Tax Receivable Agreement, to be effective upon the closing of this offering.

10.2		Form of LLC Agreement of EVO Investco, LLC, to be effective upon the closing of this offering.

10.3		Form of Registration Rights Agreement, to be effective upon the closing of this offering.

10.4		Form of Exchange Agreement, to be effective upon the closing of this offering.

10.5		Form of Director Nomination Agreement, to be effective upon the closing of this offering.

10.6		Credit and Security Agreement, dated as of May 30, 2012, among EVO Payments International, LLC, as borrower, the subsidiaries of the borrower identified therein, as guarantors, SunTrust Bank, as Administrative Agent and Swingline Lender and Issuing Bank, the lenders from time to time party thereto.

10.7		First Amendment to Credit Agreement and Security Agreement, dated as of June 7, 2013, among EVO Payments International, LLC, as borrower, the guarantors identified therein, the lenders identified therein and SunTrust Bank, as Administrative Agent.

10.8		Second Amendment to Credit Agreement, dated as of December 24, 2013, among EVO Payments International, LLC, as borrower, the guarantors identified therein, the lenders identified therein and SunTrust Bank, as Administrative Agent.

10.9		Third Amendment to Credit Agreement, dated as of May 8, 2014, among EVO Payments International, LLC, as borrower, the guarantors identified therein, the lenders identified therein and SunTrust Bank, as Administrative Agent.

10.10		Fourth Amendment to Credit Agreement, dated as of May 7, 2015, among EVO Payments International, LLC, as borrower, the guarantors identified therein, the lenders identified therein and SunTrust Bank, as Administrative Agent.

10.11		Fifth Amendment to Credit Agreement and Waiver Agreement, dated as of July 29, 2015, among EVO Payments International, LLC, as borrower, the guarantors identified therein, the lenders identified therein and SunTrust Bank, as Administrative Agent.

Exhibit No.		Description

10.12		Sixth Amendment to Credit Agreement, dated as of August 25, 2015, among EVO Payments International, LLC, as borrower, the guarantors identified therein, the lenders identified therein, SunTrust Bank, as Administrative Agent, and SunTrust Robinson Humphrey, Inc., Fifth Third Bank, BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Regions Capital Markets, as joint lead arrangers.

10.13		Seventh Amendment to Credit Agreement, dated as of March 22, 2016, among EVO Payments International, LLC, as borrower, the guarantors identified therein, the lenders identified therein and SunTrust Bank, as Administrative Agent.

10.14		First Lien Credit Agreement, dated as of December 22, 2016, among EVO Payments International, LLC, as borrower, the subsidiaries of the borrower identified therein, as guarantors, SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, the lenders from time to time party thereto and Citibank, N.A. and Regions Bank, as Co-Syndication Agents.

10.15		Incremental Amendment Agreement, dated as of October 24, 2017, among EVO Payments International, LLC as borrower, the subsidiaries of the borrower identified therein, as guarantors, SunTrust Bank, as Administrative Agent, Swingline Lender, and Issuing Bank, the lenders from time to time party thereto, and Citibank N.A. and Regions Bank as Co-Syndication Agents.

10.16		Second Incremental Amendment Agreement, dated as of April 3, 2018, among EVO Payments International, LLC as borrower, the subsidiaries of the borrower identified therein, as guarantors, SunTrust Bank, as Administrative Agent, Swingline Lender, and Issuing Bank, the lenders from time to time party thereto and Citibank, N.A. and Regions Bank as Co-Syndication Agents.

10.17		First Repricing Amendment to First Lien Credit Agreement, dated as of December 22, 2017, among EVO Payments International, LLC, as borrower, the subsidiaries of the borrower identified therein, as guarantors, SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, the lenders from time to time party thereto and Citibank, N.A. and Regions Bank, as Co-Syndication Agents.

10.18		Second Lien Credit Agreement, dated as of December 22, 2016, among EVO Payments International, LLC, as borrower, the subsidiaries of the borrower identified therein, as guarantors, SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, the lenders from time to time party thereto and Citibank, N.A. and Regions Bank, as Co-Syndication Agents.

10.19		First Amendment to First Lien Credit Agreement, dated as of December 22, 2017, among EVO Payments International, LLC, as borrower, the subsidiaries of the borrower identified therein, as guarantors, SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, the lenders from time to time party thereto and Citibank, N.A. and Regions Bank, as Co-Syndication Agents.

10.20	**#	Amended and Restated Employment Agreement, dated April 1, 2018, by and between EVO Investco, LLC and James G. Kelly.

10.21	**#	Employment Agreement, as amended, dated January 1, 2015, by and between EVO Payments International UK Ltd and Darren Wilson.

10.22	**#	Amended and Restated Employment Agreement, dated April 1, 2018, by and between EVO Investco, LLC and Brendan F. Tansill.

10.23	#*	Form of Indemnification Agreement for Executive Officers and Directors.

10.24	#	EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan.

Exhibit No.		Description

10.25	#	Form of Restricted Stock Award for EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan.

10.26	#	Form of Time-Based Restricted Stock Unit Award for EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan (Cash Settled).

10.27	#	Form of Time-Based Restricted Stock Unit Award for EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan (Share Settled).

10.28	#	Form of Performance-Based Restricted Stock Unit for EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan.

10.29	#	Form of Stock Option Award for EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan.

10.30	#	Form of Nonqualified Stock Option Award for EVO Payments, Inc. 2018 Omnibus Equity Incentive Plan.

21.1	**	List of Subsidiaries of EVO Payments, Inc.

23.1	*	Consent of Deloitte & Touche LLP as to EVO Payments, Inc.

23.2	*	Consent of Deloitte & Touche LLP as to EVO Investco, LLC.

23.3	*	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	**	Powers of Attorney (included on signature page).

99.1	**	Consent of Rafik R. Sidhom to be listed as a director nominee.

99.2	**	Consent of Vahe Dombalagian to be listed as a director nominee.

99.3	**	Consent of James G. Kelly to be listed as a director nominee.

99.4	**	Consent of Matthew Raino to be listed as a director nominee.

99.5	**	Consent of Brendan T. Barrett to be listed as a director nominee.

*	To be filed by amendment.
**	Previously filed.

#	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes that:

1.	For the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

3.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.	The undersigned Registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on May 7, 2018.

EVO Payments, Inc.

/s/ James G. Kelly

By:	James G. Kelly
Name:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James G. Kelly James G. Kelly	Chief Executive Officer (Principal Executive Officer)	May 7, 2018

/s/ Kevin M. Hodges Kevin M. Hodges	Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2018

* Darren Wilson	President, International and Director	May 7, 2018

*By:	/s/Steven J. de Groot
Steven J. de Groot Attoney-in-Fact